Exhibit 3.1(c)

CERTIFICATE OF INCORPORATION

OF

VISA INC.

The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

ARTICLE I

Section 1.1 The name of the corporation is VISA Inc. (the “Corporation”).

ARTICLE II

Section 2.1 The Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

Section 3.1 The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 4.1 The total number of shares of stock that the Corporation is authorized to issue is one hundred (100) shares of Common Stock, par value $0.0001 per share.

ARTICLE V

Section 5.1 The name and mailing address of the incorporator is Thomas M’Guinness at 900 Metro Center Boulevard, Foster City, California 94404.

ARTICLE VI

Section 6.1 In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

Section 6.2 Unless and except to the extent that the By-Laws of the Corporation so require, the election of the directors of the Corporation need not be by written ballot.

ARTICLE VII

Section 7.1 No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. No amendment, alteration or repeal of this Article VII shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VII would accrue or arise, prior to such amendment, alteration or repeal.

ARTICLE VIII

Section 8.1 Indemnification. The Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, inquiry, administrative or legal hearing or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that such person (or the legal representative of such person) is or was a director or officer of the Corporation or any predecessor of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee, trustee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding.

Section 8.2 Expenses Payable in Advance. To the fullest extent permitted by the DGCL, as now or hereafter in effect, and not prohibited by any other applicable law, expenses (including attorney’s fees) incurred by a person who is or was a director or officer of the Corporation or a member of the U.S. Member Litigation Committee in connection with any Proceeding shall be paid promptly by the Corporation in advance of the final disposition of such Proceeding; provided, however, that if the DGCL requires, an advance of expenses incurred by any director or officer of the Corporation or a member of the U.S. Member Litigation Committee in his or her capacity as such (and not in any other capacity in which service was or is rendered by the indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified for such expenses by the Corporation as authorized in this Article VIII.

Section 8.3 Non-Exclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, the By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in 8.1 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in 8.1 of this Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

Section 8.4 Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was a director, officer, employee or agent of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.

Section 8.5 Certain Definitions. For purposes of this Article VIII, references to “the Corporation” shall include, in addition to this corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries.

Section 8.6 Survival of Indemnification and Advancement of Expenses. The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, administrators and other personal and legal representatives of such a person.

Section 8.7 Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board.

Section 8.8 Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by or pursuant to action by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

Section 8.9 Effect of Amendment or Repeal. Neither any amendment or repeal of any Section of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation or the By-Laws inconsistent with this Article VIII, shall adversely affect any right or protection of any director, officer, employee or other agent established pursuant to this Article VIII existing at the time of such amendment, repeal or adoption of an inconsistent provision, including without limitation by eliminating or reducing the effect of this Article VIII, for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VIII, would accrue or arise), prior to such amendment, repeal or adoption of an inconsistent provision.

Section 8.10 Subrogation. In the event of payment under this Article VIII, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

ARTICLE IX

Section 9.1 The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned, being the incorporator for the purpose of forming a corporation pursuant to the DGCL, has signed this Certificate of Incorporation on May 25, 2007.

By:	/s/ Thomas M’Guinness
Name:	Thomas M’ Guinness
Title:	Incorporator

5